Exhibit 23.2
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Skye Bioscience, Inc. on Form S-8 of our report dated March 20, 2025 with respect to our audits of the consolidated financial statements of Skye Bioscience, Inc. as of December 31, 2024 and 2023 and for the two years ended December 31, 2024 appearing in the Annual Report on Form 10-K of Skye Bioscience, Inc., for the year ended December 31, 2024.

/s/ Marcum LLP

Marcum LLP
Morristown, NJ
March 20, 2025